UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February  11, 2009

First Busey Corporation

(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 W. Main St.

Urbana, Illinois 61801

(Address of principal executive offices) (Zip code)

(217) 365-4516

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)       On February 11, 2009, the Company announced that Lee H. O’Neill, the Chief Executive Officer of the Company’s principal subsidiary bank, Busey Bank, has announced his retirement effective February 28, 2009. Mr. O’Neill has agreed to remain a member of Busey Bank’s Board of Directors, as well as Busey Bank’s Directors’ and Senior Loan Committees.

The Company and Mr. O’Neill have entered into a Severance Agreement and Release. Such agreement sets forth the terms of Mr. O’Neill’s departure from the Company, which are summarized below. This agreement supersedes Mr. O’Neill’s employment agreement.

Under the Severance Agreement and Release, Mr. O’Neill will receive a lump sum payment on the six-month anniversary of his termination date of $172,200 (plus interest accrued on such amount between the termination date and the payment date at a per annum rate equal to 2% in excess of the prime rate) and an aggregate amount of $516,600 to be paid in 39 substantially equal installments in accordance with and on the Company’s regular pay dates. In addition, the Company has agreed to continue to pay the Company’s portion of Mr. O’Neill’s health insurance premium plus the COBRA administrative premium for 18 months. If, upon the expiration of that 18-month period, Mr. O’Neill was receiving COBRA benefits, the Company will for six months either obtain substantially similar coverage for Mr. O’Neill and pay the premium with respect thereto or pay Mr. O’Neill each month an amount equal to the COBRA premium paid with respect to the last month of COBRA coverage.

Also on February 11, 2009, the Company announced that David D. Mills, an Executive Vice President of the Company, has announced his resignation from the Company effective February 28, 2009. Mr. Mills has agreed to remain a member of the Board of Directors of Busey Bank and Busey Bank, N.A., as well as both banks’ Directors’ and Senior Loan Committees.

The Company and Mr. Mills have entered into a Severance Agreement and Release. Such agreement sets forth the terms of Mr. Mills’ departure from the Company, which are summarized below. This agreement supersedes Mr. Mills’ employment agreement.

Under Mr. Mills’ Severance Agreement and Release, Mr. Mills will receive a lump sum payment on the six-month anniversary of his termination date of $147,550 (plus interest accrued on such amount between the termination date and the payment date at a per annum rate equal to 2% in excess of the prime rate) and an aggregate amount of $442,650 to be paid in 39 substantially equal installments in accordance with and on the Company’s regular pay dates. In addition, the Company has agreed to continue to pay the Company’s portion of Mr. Mills’ health insurance premium plus the COBRA administrative premium for 18 months. If, upon the expiration of that 18-month period, Mr. Mills was receiving COBRA benefits, the Company will for six months either obtain substantially similar coverage for Mr. Mills and pay the premium with respect thereto or pay Mr. Mills each month an amount equal to the COBRA premium paid with respect to the last month of COBRA coverage. The Company also has agreed to purchase for Mr. Mills a $1 million term life insurance policy and pay all premiums with respect thereto through February 28, 2011.

Both Mr. O’Neill and Mr. Mills will continue to be eligible to receive their vested benefits under the Company’s tax-qualified and non-qualified benefit plans, pursuant to the terms and conditions of the applicable plan.

Consistent with their respective employment agreements, each will be subject to restrictive covenants with respect to confidentiality and his ability to compete with, or solicit employees of, the Company. Each of their restrictive covenants with respect to the ability to compete with the Company will last through February 28, 2010.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2009	FIRST BUSEY CORPORATION
By:	/s/ Van A. Dukeman

Name: Van A. Dukeman

Title:	President & Chief Executive Officer